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                                                                     EXHIBIT 3.2


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             BURKE INDUSTRIES, INC.



                  Article One: The name of this corporation is:

                             BURKE INDUSTRIES, INC.

                  Article Two: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                  Article Three:

                  3(A) AUTHORIZED CAPITAL STOCK. The corporation is authorized to issue two classes of capital stock, to be designated Preferred Stock, without par value, and Common Stock, without par value. The corporation is authorized to issue 50,000 shares of Preferred Stock and 20,000,000 shares of Common Stock.

                  3(B) RIGHT, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock may be issued in any number of series, as determined from time to time by the Board of Directors of the Corporation. The Board of Directors may by resolution fix the designation of, and the rights, preferences, privileges and restrictions granted to or imposed upon and the number of shares of any such series of Preferred Stock. The Board of Directors may thereafter in the same manner increase or decrease the number of shares of any such series of Preferred Stock (but not below the number of shares of such series of Preferred Stock then outstanding).

                  3(C) SERIES A 11.5% CUMULATIVE REDEEMABLE PREFERRED STOCK. The Board of Directors has designated a series of Preferred Stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

                  1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series A 11.5% Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 30,000. The initial liquidation preference of the Series A Preferred Stock shall be $1,000 per share (the "Stated Liquidation Value").

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                  2.       RANK. The Series A Preferred Stock shall, with
respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to the Corporation's common stock, without par value (the "Common Stock"), and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"), (ii) on a parity with the Series B 11.5% Cumulative Redeemable Preferred Stock, without par value (the "Series B Preferred Stock") and with each other class of capital stock or series of Preferred Stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities") and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof the terms of which have been approved by the requisite number of holders of Series A Preferred Stock as provided in Section 3(C)8(b) hereof and which specifically provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities").

                  3.       DIVIDENDS.

                  (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each such date, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a Business Day, then such quarterly dividend shall be payable on the next succeeding Business Day and such next succeeding Business Day will be the Dividend Payment Date. Dividends shall be payable to holders of Series A Preferred Stock at the annual rate of 11.5% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends as of the immediately preceding Dividend Payment Date. Dividends shall be payable (A) at the annual rate of .115 shares of Series A Preferred Stock per share of Series A Preferred Stock from the Issue Date through the July 15, 2000 Dividend Payment Date and
(B) in cash after the July 15, 2000 Dividend Payment Date, with the first such cash dividend payable to the holders of Series A Preferred Stock on October 15, 2000. Dividends shall be payable only to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be not less than 10 days and not more than 60 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of Series A Preferred Stock shall be paid PRO RATA to the holders entitled thereto. Dividends on the Series A Preferred Stock shall accrue and be cumulative on a quarterly basis (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date.

                  (b) Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.


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                  (c) Fractional shares of Series A Preferred Stock shall be issued to the extent necessary to make dividend payments in shares of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 3(C)3(a) above with respect to dividends on each outstanding share of Series A Preferred Stock.

                  (d) Until the earlier of (i) the date upon which no shares of Series A Preferred Stock are outstanding and (ii) July 16, 2000, the Corporation shall reserve and keep available out of its authorized or unissued Series A Preferred Stock solely for the purpose of paying dividends thereon as provided for herein, such number of shares of Series A Preferred Stock as shall from time to time be sufficient for such purpose. The Board of Directors of the Corporation shall, from time to time, if necessary, propose to the shareholders of the Corporation amendments to the Corporation's Articles of Incorporation to increase its authorized capital stock and take such other actions as may be necessary to permit the issuance from time to time of shares of Series A Preferred Stock upon the declaration of any dividend payable in additional shares of Series A Preferred Stock.

                  (e) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the prior consent of the holders of at least two-thirds of the shares of outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single series, (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities; (iii) declare, pay or set apart for payment, or permit any corporation or other entity directly or indirectly controlled by the Corporation to declare, pay or set apart for payment, any dividend or make any distribution or payment on any Junior Securities or Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities, whether directly or indirectly, and whether in cash, obligations, shares of the Corporation or other property (other than payments solely of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, the Corporation shall have repurchased, redeemed or retired shares of Series A Preferred Stock on a PRO RATA basis, in proportion to the respective Liquidation Preferences (as defined in these Amended and Restated Articles of Incorporation or in the applicable Certificate of Determination) of the Series A Preferred Stock and the Parity Securities as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

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                  (f) Whenever dividends on the Series A Preferred Stock are in arrears, the Corporation shall not declare dividends on or make any other distribution in respect of any Parity Securities, except dividends paid on a PRO RATA basis on the Series A Preferred Stock and all other capital stock ranking on a parity as to dividends and on which dividends are payable in arrears, in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series A Preferred Stock and such other series of capital stock.

                  (g) If at any time after October 15, 2000 any cash dividends payable on the Series A Preferred Stock shall have been in arrears and unpaid for four (4) or more successive Dividend Payment Dates, then until the date on which all such dividends in arrears are paid in full, dividends shall accrue and be payable to the holders of Series A Preferred Stock at the annual rate of 13.5% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends thereon. Upon payment in full of all such dividends in arrears, cash dividends will thereafter be payable as set forth in Section 3(C)3(a) above.

                  4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to 100% of the Stated Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon, without interest, to the date of liquidation, dissolution or winding up (such amount the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (b) For the purposes of this Section 3(C)4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  5.       REDEMPTION.

                  (a) OPTIONAL REDEMPTION. The Corporation may, at its option, redeem at any time, out of funds legally available therefor, in the manner provided in Section 3(C)6 hereof, all or any portion of the shares of the Series A Preferred Stock, at a redemption price per share equal to 100% of the Liquidation Preference thereof on the date of redemption; PROVIDED, HOWEVER, that any such optional redemption by the Corporation shall be on a PRO

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RATA basis and for whole shares of Series A Preferred Stock and Series B
Preferred Stock; PROVIDED, FURTHER, HOWEVER, that the Corporation may redeem fractional shares of Series A Preferred Stock pursuant to this Section 3(C)5(a) in the event that after such redemption a holder of Series A Preferred Stock would be left with less than one full share of Series A Preferred Stock.

                  (b) MANDATORY REDEMPTION. On February 20, 2008, the Corporation shall redeem any and all outstanding shares of Series A Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to 100% of the Liquidation Preference thereof on such date.

                  (c) REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Series A Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Liquidation Preference on the date of redemption; PROVIDED, HOWEVER, that the Corporation will not be obligated to redeem, and will not redeem or call for redemption, any Series A Preferred Stock upon a Change of Control until it has repurchased or redeemed such of the $110,000,000 original principal amount of 10% Senior Notes Due 2007 of the Corporation (the "Notes") then outstanding as it is required to repurchase or has called for redemption in connection with such Change of Control pursuant to the terms of the Indenture among the Corporation, certain of its subsidiaries and U.S. Trust Company of New York, N.A. relating to the Notes. Subject to the foregoing proviso, the Corporation shall redeem, out of funds legally available therefor, the number of shares specified in the holders' notices of election to redeem pursuant to Section 3(C)6(b) hereof on the date fixed for redemption.

                  6.       PROCEDURE FOR REDEMPTION.

                  (a) In the event that the Corporation shall redeem shares of Series A Preferred Stock pursuant to Sections 3(C)5(a) or 3(C)5(b) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; PROVIDED, HOWEVER, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date;
(ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holders are to be redeemed, the number of such shares to be redeemed from such holders; (iii) the redemption price and form of consideration; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Any redemption of less than all the shares of Series A Preferred Stock pursuant to Section 3(C)5(a) shall be made on a PRO RATA basis to all holders of Series A Preferred Stock.

                  (b) If a Change of Control should occur, then, subject to
Section 3(C)5(c) above, within 30 days of the occurrence of such Change of Control, the Corporation shall

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give written notice by first-class mail, postage prepaid, to each holder of
Series A Preferred Stock at its address as it appears in the records of the Corporation, which notice shall set forth (in addition to the information required by the next succeeding paragraph): (i) each holder's right to require the Corporation to redeem shares of Series A Preferred Stock held by such holder as a result of such Change of Control; (ii) the redemption price;
(iii) the redemption date (which date shall be no earlier than 30 days and no later than 60 days from the date the notice in respect of such Change of Control is mailed); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series A Preferred Stock, such holder shall deliver, within 20 days of the mailing to it of the Corporation's notice described in this Section 3(C)6(b), a written notice stating such holder's election and specifying the number of shares to be redeemed pursuant to Section 3(C)5(c) hereof.

                  (c) Notice by the Corporation having been mailed as provided in Section 3(C)6(a) hereof, or notice of election having been mailed by the holders as provided in Section 3(C)6(b) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares of Series A Preferred Stock and Series B Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Series A Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease, unless the Corporation defaults in the payment of the redemption price, in which case all rights of the holders of Series A Preferred Stock shall continue until the redemption price is paid. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof. Any funds set aside in trust for the holders of Series A Preferred Stock pursuant to this Section 3(C)6(c) which remain unclaimed on the second anniversary of the applicable redemption date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled to receive payment of the redemption price only from the Corporation.

                  7. REACQUIRED SHARES. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of the Series A Preferred

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Stock as provided in Section 3(C)8(b) hereof, may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.

                  8.       VOTING RIGHTS.

                  In addition to any voting rights provided by law, the holders of Series A Preferred Stock shall have the following voting rights:

                  (a) VOTING UPON AMENDMENT TO ARTICLES OF INCORPORATION. The Articles of Incorporation of the Corporation shall not be amended in any manner that would adversely alter or change the powers, preferences, special rights or economics of the Series A Preferred Stock as set forth herein without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and of Series B Preferred Stock, voting together as a single series.

                  (b) OTHER VOTING RIGHTS. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares and Series B Preferred Stock, voting together as a single series, the Corporation shall not after the Issue Date (i) create, authorize or issue any Senior Securities or Parity Securities or (ii) create, authorize or issue any Junior Securities, unless such Junior Securities are expressly subordinate in right of payment (of liquidation preference and dividends) to the Series A Preferred Stock, the Series B Preferred Stock and such Junior Securities have no additional rights (directly or indirectly) upon the Corporation's failure to redeem such Junior Securities or to pay or declare a dividend or make a distribution with respect thereto.

                  (c) CONSENT WITH RESPECT TO CERTAIN AGREEMENTS. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, the Corporation shall not after the Issue Date enter into any agreement which will limit or otherwise adversely affect the Corporation's ability to comply with its redemption obligations under
Section 3(C)5(b) hereof, including, without limitation, any such agreement or plan entered into with respect to (i) the sale of all or substantially all of the assets of the Corporation, (ii) the voluntary liquidation, dissolution or winding up of the Corporation or (iii) the consolidation or merger of the Corporation with any one or more other corporations, other than a consolidation or merger in which the shareholders of the Corporation immediately prior to such transaction will hold more than 50% of the equity securities of the surviving entity immediately after the consummation of such transaction.

                  (d)      VOTING SHIFT UPON CERTAIN EVENTS:

                           (i) CASH DIVIDENDS IN ARREARS. If at any time after October 15, 2000 any cash dividends payable on the Series A Preferred Stock shall have been in arrears and unpaid for four (4) or more successive Dividend Payment Dates, then the holders of the outstanding shares of Series A Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes and series of stock of the Corporation, shall have the right, in addition to any other rights to elect directors which the holders of Series A Preferred Stock may have, to elect the smallest number of directors constituting one-third of the authorized number of directors, and the

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         holders of the shares of Common Stock shall have the right to elect the remaining directors.

                           (ii) DEFAULT IN MANDATORY REDEMPTION. If the
         Corporation shall fail to redeem shares of Series A Preferred Stock in accordance with the mandatory redemption provisions of Section 3(C)5(b) hereof, then the holders of the outstanding shares of Series A Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes and series of stock of the Corporation, shall have the right, in addition to any other rights to elect directors which the holders of Series A Preferred Stock may have, to elect the smallest number of directors constituting a majority of the authorized number of directors, and the holders of the shares of Common Stock shall have the right to elect the remaining directors.

                           (iii) TERMINATION OF RIGHT OF SERIES A PREFERRED STOCK TO ELECT DIRECTORS. The right of the holders of Series A Preferred Stock to elected directors of the Corporation shall continue until, (A) in the case of a voting right arising pursuant to Section 3(C)8(d)(i), until the date on which all such dividends in arrears are paid in full, and (B) in the case of a voting right arising pursuant to
         Section 3(C)8(d)(ii), such time as the Liquidation Preference owing to holders of Series A Preferred Stock shall have been paid in full, at which time such special voting right of the holders of Series A Preferred Stock shall terminate, subject to revesting (with respect to the voting right set forth in Section 3(C)8(d)(i)) in the event of each and every recurrence of any event triggering such shift in voting rights.

                           (iv) MECHANICS FOR ELECTION OF DIRECTORS; NOTICE. Whenever such voting right set forth in Section 3(C)8(d)(i) or 3(C)8(d)(ii) shall have vested as aforesaid, such right may be exercised initially either at a special meeting of the holders of Series A Preferred Stock, at any annual meeting of shareholders held for the purpose of electing directors or by the written consent of the holders of Series A Preferred Stock without a meeting, and thereafter at such annual meeting or by written consent. At any time after such voting power referred to in this Section 3(C)8(d)(i) or 3(C)8(d)(ii) shall have been so vested in shares of Series A Preferred Stock and such right shall not already have been exercised by written consent as aforesaid, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock entitled to vote thereon (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the shareholders of the Corporation for the purpose of electing all of the members of the board of directors. Such call shall be made by notice to each holder by first-class mail, postage prepaid at its address as it appears in the records of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 15 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of at least 10% of the shares of Series A Preferred Stock then outstanding and entitled to

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         vote thereon may call such meeting at the expense of the
         Corporation, and such meeting may be called by such holders upon the notice required for special meetings of shareholders and shall be held at the place designated in such notice.

                           (v) QUORUM. At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect directors as provided in this Section 3(C)8(d), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Series A Preferred Stock entitled to vote thereon shall be required and be sufficient to constitute a quorum of such series for the election of directors by such series. At any such meeting or adjournment thereof, (A) the absence of a quorum of the holders of Series A Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Series A Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of Series A Preferred Stock, and (B) in the absence of a quorum of the holders of Series A Preferred Stock, a majority of the holders of Series A Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

                           (vi) TERM; TERMINATION. Upon any termination of the aforesaid voting rights in accordance with Section 3(C)8(d)(iii) hereof, provided such right shall not already have been exercised by written consent, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the outstanding shares of capital stock of the Corporation entitled to vote thereon (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the shareholders of the Corporation for the purpose of electing all of the members of the board of directors. Such call shall be made by notice to each holder by first-class mail, postage prepaid at its address as it appears in the records of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 15 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of at least 10% of the shares of capital stock then outstanding and entitled to vote thereon may call such meeting at the expense of the Corporation, and such meeting may be called by such holders upon the notice required for special meetings of shareholders and shall be held at the place designated in such notice.

                           (vii) VACANCY. In case of a vacancy occurring in the office of any director so elected pursuant to Section 3(C)8(d)(i) or 3(C)8(d)(ii) hereof, the holders of a majority of the Series A Preferred Stock then outstanding and entitled to vote may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.

Except as set forth herein, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are otherwise entitled to vote as set forth in these Amended and Restated Articles of Incorporation or by law) for taking any corporate action. To extent permissible under applicable law, each vote of the holders of Series A Preferred Stock shall be a vote of the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single series, if and to the extent that the holders of Series B Preferred Stock are permitted to so vote.

                  9. REMEDIES. Any holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of other holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in these Amended and Restated Articles of Incorporation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  10. DEFINITIONS. For the purposes of this Section 3(C) of these Amended and Restated Articles of Incorporation, the following terms shall have the meanings indicated:

                  "Affiliate" shall mean, with respect to any specified person,
(a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person's capital stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Beneficial Owner" shall have the meaning ascribed to such term or the term "beneficial ownership" in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

                  "Change of Control" shall mean such time after the Issue Date as either:

                           (i) prior to the initial public offering by the
                  Corporation of any class of its common stock, the consummation of any transaction the result of which is that the Principals and their Related Parties become the Beneficial Owners, in the aggregate, of less than 50% of the Common Stock of the Corporation;

                           (ii) after the initial public offering by the
                  Corporation of any class of its common stock, any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the Beneficial Owner, by way of merger, consolidation or otherwise, of 35% or more of the Common Stock of the Corporation and such person is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of the Common Stock of the Corporation, calculated on a fully diluted basis, than the percentage Beneficially Owned by the Principals and their Related Parties; or

                           (iii) the Corporation effects the sale, lease or
                  transfer of all or substantially all of the assets of the Corporation to any person or group.

                  "Issue Date" shall mean the first date on which shares of Series A Preferred Stock are issued.

                  "Junior Securities" shall have the meaning set forth in
Section 3(C)2 hereof.

                  "Liquidation Preference" shall have the meaning set forth in
Section 3(C)4 hereof.

                  "Parity Securities" shall have the meaning set forth in
Section 3(C)2 hereof.

                  "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Principals" shall mean (i) J.F. Lehman & Company ("Lehman"),
(ii) each Affiliate of Lehman as of the Issue Date, (iii) J.F. Lehman Equity Investors I, L.P. and (iv) each officer or employee (including their respective immediate family members) of Lehman as of the Issue Date.

                  "Related Party" shall mean with respect to any Principal (A) any controlling shareholder or 80% (or more) owned subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

                  3(D) SERIES B 11.5% CUMULATIVE REDEEMABLE PREFERRED STOCK. The Board of Directors has designated a series of Preferred Stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

                  1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series B 11.5% Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 5,000. The initial liquidation preference of the Series B Preferred Stock shall be $1,000 per share (the "Stated Liquidation Value").

                  2. RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to the Corporation's common stock, without par value (the "Common Stock"), and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series B Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"), (ii) on a parity with the Series A Preferred Stock and with each other class of capital stock or series of Preferred Stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities") and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof the terms of which have been approved by the requisite number of holders of Series B Preferred Stock as provided in Section 3(D)8(b) hereof and which specifically provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities").

                  3.       DIVIDENDS.

                  (a) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each such date, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a Business Day, then such quarterly dividend shall be payable on the next succeeding Business Day and such next succeeding Business Day will be the Dividend Payment Date. Dividends shall be payable to holders of Series B Preferred Stock at the annual rate of 11.5% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends as of the immediately preceding Dividend Payment Date. Dividends shall be payable (A) at the annual rate of .115 shares of Series B Preferred Stock per share of Series B Preferred Stock from the Issue Date through the July 15, 2000 Dividend Payment Date and
(B) in cash after the July 15, 2000 Dividend Payment Date, with the first such cash dividend payable to the holders of Series B Preferred Stock on October 15, 2000. Dividends shall be payable only to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be not less than 10 days and not more than 60 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of Series B Preferred Stock shall be paid PRO RATA to the holders entitled thereto. Dividends on the Series B Preferred Stock shall accrue and be cumulative on a quarterly basis (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date.

                  (b) Dividends payable on the Series B Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                  (c) Fractional shares of Series B Preferred Stock shall be issued to the extent necessary to make dividend payments in shares of Series B Preferred Stock. Each fractional share of Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Preferred Stock and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 3(D)3(a) above with respect to dividends on each outstanding share of Series B Preferred Stock.

                  (d) Until the earlier of (i) the date upon which no shares of Series B Preferred Stock are outstanding and (ii) July 16, 2000, the Corporation shall reserve and keep available out of its authorized or unissued Series B Preferred Stock solely for the purpose of paying dividends thereon as provided for herein, such number of shares of Series B Preferred Stock as shall from time to time be sufficient for such purpose. The Board of Directors of the Corporation shall, from time to time, if necessary, propose to the shareholders of the Corporation amendments to the Corporation's Articles of Incorporation to increase its authorized capital stock and take such other actions as may be necessary to permit the issuance from time to time of shares of Series B Preferred Stock upon the declaration of any dividend payable in additional shares of Series B Preferred Stock.

                  (e) So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the prior consent of the holders of at least two-thirds of the shares of outstanding Series A Preferred Stock and the Series B Preferred Stock, voting together as a single series, (i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities; (iii) declare, pay or set apart for payment, or permit any corporation or other entity directly or indirectly controlled by the Corporation to declare, pay or set apart for payment, any dividend or make any distribution or payment on any Junior Securities or Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities, whether directly or indirectly, and whether in cash, obligations, shares of the Corporation or other property (other than payments solely of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, the Corporation shall have repurchased, redeemed or retired shares of Series B Preferred Stock on a PRO RATA basis, in proportion to the respective Liquidation Preferences (as defined in these Amended and Restated Articles of Incorporation or in the applicable Certificate of Determination) of the Series B Preferred Stock and the Parity Securities as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

                  (f) Whenever dividends on the Series B Preferred Stock are in arrears, the Corporation shall not declare dividends on or make any other distribution in respect of any Parity Securities, except dividends paid on a PRO RATA basis on the Series B Preferred Stock and all other capital stock ranking on a parity as to dividends and on which dividends are payable in arrears, in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series B Preferred Stock and such other series of capital stock.

                  (g) If at any time after October 15, 2000 any cash dividends payable on the Series B Preferred Stock shall have been in arrears and unpaid for four (4) or more successive Dividend Payment Dates, then until the date on which all such dividends in arrears are paid in full, dividends shall accrue and be payable to the holders of Series B Preferred Stock at the annual rate of 13.5% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends thereon. Upon payment in full of all such dividends in arrears, cash dividends will thereafter be payable as set forth in Section 3(D)3(a) above.

                  4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to 100% of the Stated Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon, without interest, to the date of liquidation, dissolution or winding up (such amount the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series B Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (b) For the purposes of this Section 3(D)4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  5.       REDEMPTION.

                  (a) OPTIONAL REDEMPTION. The Corporation may, at its option, redeem at any time, out of funds legally available therefor, in the manner provided in Section 3(D)6 hereof, all or any portion of the shares of the Series B Preferred Stock, at a redemption price per share equal to 100% of the Liquidation Preference thereof on the date of redemption; PROVIDED, HOWEVER, that any such optional redemption by the Corporation shall be on a PRO

RATA basis and for whole shares of Series A Preferred Stock and Series B Preferred Stock; PROVIDED, FURTHER, HOWEVER, that the Corporation may redeem fractional shares of Series B Preferred Stock pursuant to this Section 3(D)5(a) in the event that after such redemption a holder of Series B Preferred Stock would be left with less than one full share of Series B Preferred Stock.

                  (b) MANDATORY REDEMPTION. On February 20, 2008, the Corporation shall redeem any and all outstanding shares of Series B Preferred Stock, out of funds legally available therefor, at a redemption price per share equal to 100% of the Liquidation Preference thereof on such date.

                  (c) REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Series B Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Liquidation Preference on the date of redemption; PROVIDED, HOWEVER, that the Corporation will not be obligated to redeem, and will not redeem or call for redemption, any Series B Preferred Stock upon a Change of Control until it has repurchased or redeemed such of the $110,000,000 original principal amount of 10% Senior Notes Due 2007 of the Corporation (the "Notes") then outstanding as it is required to repurchase or has called for redemption in connection with such Change of Control pursuant to the terms of the Indenture among the Corporation, certain of its subsidiaries and U.S. Trust Company of New York, N.A. relating to the Notes. Subject to the foregoing proviso, the Corporation shall redeem, out of funds legally available therefor, the number of shares specified in the holders' notices of election to redeem pursuant to Section 3(D)6(b) hereof on the date fixed for redemption.

                  6.       PROCEDURE FOR REDEMPTION.

                  (a) In the event that the Corporation shall redeem shares of Series B Preferred Stock pursuant to Sections 3(D)5(a) or 3(D)5(b) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; PROVIDED, HOWEVER, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date;
(ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holders are to be redeemed, the number of such shares to be redeemed from such holders; (iii) the redemption price and form of consideration; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Any redemption of less than all the shares of Series B Preferred Stock pursuant to Section 3(D)5(a) shall be made on a PRO RATA basis to all holders of Series B Preferred Stock.

                  (b) If a Change of Control should occur, then, subject to
Section 3(D)5(c) above, within 30 days of the occurrence of such Change of Control, the Corporation shall give written notice by first-class mail, postage prepaid, to each holder of Series B Preferred Stock at its address as it appears in the records of the Corporation, which notice shall set forth (in addition to the information required by the next succeeding paragraph): (i) each holder's right to require the Corporation to redeem shares of Series B Preferred Stock held by such holder as a result of such Change of Control; (ii) the redemption price;
(iii) the redemption date (which date shall be no earlier than 30 days and no later than 60 days from the date the notice in respect of such Change of Control is mailed); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series B Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series B Preferred Stock, such holder shall deliver, within 20 days of the mailing to it of the Corporation's notice described in this Section 3(D)6(b), a written notice stating such holder's election and specifying the number of shares to be redeemed pursuant to Section 3(D)5(c) hereof.

                  (c) Notice by the Corporation having been mailed as provided in Section 3(D)6(a) hereof, or notice of election having been mailed by the holders as provided in Section 3(D)6(b) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares of Series B Preferred Stock and Series B Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Series B Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease, unless the Corporation defaults in the payment of the redemption price, in which case all rights of the holders of Series B Preferred Stock shall continue until the redemption price is paid. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof. Any funds set aside in trust for the holders of Series B Preferred Stock pursuant to this Section 3(D)6(c) which remain unclaimed on the second anniversary of the applicable redemption date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the redemption price only from the Corporation.

                  7. REACQUIRED SHARES. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and, subject to the approval of the holders of the Series B Preferred

Stock as provided in Section 3(D)8(b) hereof, may be redesignated and reissued as part of any series of Preferred Stock other than the Series B Preferred Stock.

                  8.       VOTING RIGHTS.

                  In addition to any voting rights provided by law, the holders of Series B Preferred Stock shall have the following voting rights:

                  (a) VOTING UPON AMENDMENT TO ARTICLES OF INCORPORATION. The Articles of Incorporation of the Corporation shall not be amended in any manner that would adversely alter or change the powers, preferences, special rights or economics of the Series B Preferred Stock as set forth herein without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and of Series B Preferred Stock, voting together as a single series.

                  (b) OTHER VOTING RIGHTS. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares and Series B Preferred Stock, voting together as a single series, the Corporation shall not after the Issue Date (i) create, authorize or issue any Senior Securities or Parity Securities or (ii) create, authorize or issue any Junior Securities, unless such Junior Securities are expressly subordinate in right of payment (of liquidation preference and dividends) to the Series A Preferred Stock, the Series B Preferred Stock and such Junior Securities have no additional rights (directly or indirectly) upon the Corporation's failure to redeem such Junior Securities or to pay or declare a dividend or make a distribution with respect thereto.

Except as set forth herein, holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are otherwise entitled to vote as set forth in these Amended and Restated Articles of Incorporation or by law) for taking any corporate action. To the extent permissible under applicable law, each vote of the holders of Series B Preferred Stock shall be a vote of the holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single series.

                  9. REMEDIES. Any holder of Series B Preferred Stock may proceed to protect and enforce its rights and the rights of other holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in these Amended and Restated Articles of Incorporation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  10. DEFINITIONS. For the purposes of this Section 3(D) of these Amended and Restated Articles of Incorporation, the following terms shall have the meanings indicated:

                  "Affiliate" shall have the meaning ascribed to such term in
Section 3(C)10.

                  "Beneficial Owner" shall have the meaning ascribed to such term or the term "beneficial ownership" in Section 3(C)10.

                  "Business Day" shall have the meaning ascribed to such term in
Section 3(C)10.

                  "Change of Control" shall have the meaning ascribed to such term in Section 3(C)10.

                  "Issue Date" shall mean the first date on which shares of Series B Preferred Stock are issued.

                  "Junior Securities" shall have the meaning set forth in
Section 3(D)2 hereof.

                  "Liquidation Preference" shall have the meaning set forth in
Section 3(D)4 hereof.

                  "Parity Securities" shall have the meaning set forth in
Section 3(C)2 hereof.

                  "Person" shall have the meaning ascribed to such term in
Section 3(C)10.

                  "Principals" shall have the meaning ascribed to such term in
Section 3(C)10.

                  "Related Party" shall have the meaning ascribed to such term in Section 3(C)10.

                  Article Four: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  Article Five: The corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California General Corporation Law) to the fullest extent permissible under California law.